Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Arizona (the 'Trust') was held on November 14, 2012. The holders of shares representing 85% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee			For			Withheld

	Tucker Hart Adams	$263,923.396		$2,056,801
	Ernest Calderon		$264,479,972		$1,500,225
	Thomas A. Christopher	$264,617,904		$1,362,293
	Gary C. Cornia		$264,533,857		$1,446,340
	Grady Gammage, Jr.	$264,617,904		$1,362,293
	Diana P. Herrmann	$264,323,710		$1,656,487
	Lyle W. Hillyard	$264,087,001		$1,893,196
     John C. Lucking		$264,117,855		$1,862,342
	Anne J. Mills		$263,686,028		$2,294,169

	'
2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.


Dollar Amount of  Votes:

	For			Against		Abstain

	$261,880,881		$622,448	$3,456,868